Exhibit 10(r)

PPL

OFFICERS DEFERRED COMPENSATION PLAN

EFFECTIVE JULY 1, 1985

Amended and Restated
Effective November 1, 2003

PPL

OFFICERS DEFERRED COMPENSATION PLAN

EFFECTIVE NOVEMBER 1, 2003

Article I
Purpose

1.1   The purpose of this Officers Deferred Compensation Plan is to provide certain executive officers of PPL and other Participating Companies a financially advantageous method to defer earned income. This Plan received account balances from the terminated PPL Montana Officers Deferred Compensation Plan and the terminated PPL Global Officers Deferred Compensation Plan, effective November 1, 2003, by reason of the merger of those two terminated Plans into this Plan as of that date.

Article II
Definitions

2.1.   "Account" means the account of Deferred Cash Compensation and Deferred Cash Awards established solely as a bookkeeping entry and maintained under Article V of this Plan. This account includes the balance of any account from the PPL Global Officers Deferred Compensation Plan and/or the PPL Montana Officers Deferred Compensation Plan as of the date those Plans were terminated and merged into this Plan.

2.2.   "Affiliated Company" or "Affiliated Companies" shall mean any parent or subsidiaries of PPL (or companies under common control with PPL) which are members of the same controlled group of corporations (within the meaning of section 1563(a) of the Code) as PPL or which are under common control with PPL (within the meaning of Section 414(c) of the Code).

2.3   "Cash Award" means any cash incentive awards payable prior to any deferrals under this Plan.

2.4   "Cash Compensation" means base salary prior to any deferrals to this Plan or a Savings Plan.

2.5   "CLC" means Corporate Leadership Council, the members of which are named by the Chairman and Chief Executive Officer of PPL Corporation.

2.6   "Deferred Cash Award" means the Cash Award of a Participant deferred under Article IV of this Plan.

2.7   "Deferred Cash Compensation" means the Cash Compensation of a Participant deferred under Article IV of this Plan.

2.8   "ESOP" means the PPL Employee Stock Ownership Plan.

2.9   "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

2.10   "Participant" means an eligible employee of a Participating Company who elects to defer Cash Compensation and/or Cash Awards under this Plan.

2.11   "Participating Company" means PPL and other Affiliated Company that is designated by the Board of Directors of PPL to adopt this Plan by action of its board of directors or other governing body, provided such participating company is also approved by the CLC.

2.12   "Plan" means this Officers Deferred Compensation Plan as set forth herein and as hereafter amended from time to time.

2.13   "PPL" means PPL Services Corporation.

2.14   "PPL Corporation" shall mean PPL Corporation.

2.15   "Retirement Plan" means the PPL Retirement Plan or PPL Subsidiary Retirement Plan.

2.16   " Savings Plan" means the PPL Deferred Savings Plan or PPL Subsidiary Savings Plan.

2.17   "SERP" means the PPL Supplemental Executive Retirement Plan.

2.18   "Total Amount Payable" means the amount credited to a Participant's Account plus the calculated rate of return pursuant to Section 5.1(e).

The masculine pronoun shall be deemed to include the feminine and the singular to include the plural unless a different meaning is plainly required by the context.

Article III
Eligibility

3.1   Any elected officer or other key employee of PPL or of a Participating Company who is designated as eligible in a resolution adopted by the Board of Directors of such Participating Company and is approved for participation in this Plan by the CLC.

Article IV
Deferred Cash Compensation and Deferred Cash Awards

4.1   Participant shall have the right to elect to have all, or a portion, of his Cash Compensation in excess of $75,000 deferred hereunder.

4.2   Participant shall have the right to elect to have all, or a portion, of his Cash Awards deferred hereunder.

4.3   Any election to defer future Cash Compensation and/or Cash Awards for the first calendar year that Participant is eligible to participate in this Plan shall be made by the Participant in writing by the thirtieth (30th) day following the date on which the Participant is first eligible to participate by filing with the CLC or its designee the appropriate election form. Any such election shall be limited to Cash Compensation earned and Cash Awards granted after the date of the election.

4.4   Any election to defer or change the amount of Cash Compensation and/or Cash Awards to be deferred for any subsequent calendar year after the first calendar year of eligibility may be made by Participant not later than December 31 of the year preceding the year Cash Compensation is earned and Cash Awards are granted, by filing with the CLC or its designee an election form; provided, however, that an election once made will be presumed to continue unless changed or revoked by Participant.

4.5   Participant may revoke his election to defer Cash Compensation and/or Cash Awards at any time by so notifying the CLC or its designee in writing not later than December 31 of the year preceding the year for which the revocation will be effective. For any subsequent calendar year, Participant may resume his election to defer if he files with the CLC an election form not later than December 31 of the year preceding such subsequent calendar year.

4.6   The deferral of Cash Compensation shall be made in equal amounts in each pay period during the calendar year in which such Cash Compensation is to be earned.

4.7   Any election is filed with the CLC and will be effective when actually received by the CLC or its designee.

4.8   Such an election, once made, will be irrevocable as to Cash Compensation and Cash Awards already deferred.

4.9   Deferred Cash Compensation and Deferred Cash Awards shall be subject to the rules set forth in this Plan, and each Participant shall have the right to receive cash payments on account of Deferred Cash Compensation and Deferred Cash Awards only in the amounts and under the circumstances hereinafter set forth.

Article V
Account

5.1   Solely for Participants ("Electric Employees") who are employees of PPL Electric Utilities Corporation and any subsidiaries thereof ("PPL Electric"), PPL Electric shall maintain an Account in the name of each Participant. For all Participants who are not Electric Employees, PPL or any Participating Company except PPL Electric ("PPL (Non-Electric)") shall maintain an Account in the name of each Participant. Such Account shall be maintained as set forth in this Article V.

5.2   For Electric Employees, PPL Electric, and for Participants who are not Electric Employees, PPL (Non-Electric) shall credit the Deferred Cash Compensation to the applicable Participant's Account on a daily basis for each business day as if Cash Compensation that would have been paid was paid over each business day of the calendar year.

5.3   For Electric Employees, PPL Electric, and for Participants who are not Electric Employees, PPL (Non-Electric) shall credit the Deferred Cash Award to the applicable Participant's Account as of the same day that all Cash Awards not being deferred are paid.

5.4   Participant's Account shall be credited in substantially equivalent frequency and with a calculated rate of return substantially equivalent to the rate of return that would have been realized had the Account been invested in one or more mutual fund choices offered by the Savings Plan under which Participant is eligible to contribute. The mutual fund or funds utilized to calculate the rate of return on the Participant's Account shall be that mutual fund or funds elected by the Participant in writing on an election form submitted to the CLC. The Participant may change investment choices in the same manner as may be permitted by the Savings Plan for a Participant's funds in that Plan.

Article VI
Payment of Account - General Provisions

6.1   The Total Amount Payable shall be payable to Participant:

(a)   When the Participant's employment with PPL terminates for any reason, including retirement; or

(b)   if Participant becomes totally disabled while employed by PPL or an Affiliated Company, as determined by the CLC in its discretion; within thirty (30) days of such event or in any other form, as elected by Participant. Such election must be made before the applicable Cash Compensation and/or Cash Award is deferred and may not be changed with respect to Cash Compensation and/or Cash Award once it has been deferred. If Participant has made no election, payments will commence within thirty (30) days after cessation of employment.

6.2      (a)   The Total Amount Payable shall be paid to Participant in a single sum or in annual installments up to a maximum of fifteen (15) years, or other forms approved by the CLC as elected by the Participant. Such election must be made before the applicable Cash Compensation and/or Cash Award is deferred and may not be changed with respect to Cash Compensation and/or Cash Award once it has been deferred.

(b)   All annual installments shall, except for the final payment, be not less than $5,000. To the extent necessary, the number of annual installments may be reduced to insure that annual installments are at least $5,000.

(c)   The amount of each annual installment shall be determined by dividing the Total Amount Payable less any payments already made to Participant by the remaining number of annual installments to be made (i.e., a 10 year payout shall pay 1/10 of the Total Amount Payable as the first installment, 1/9 as the second annual installment, etc.).

6.3      (a)   If Participant dies while employed by PPL or an Affiliated Company or before all installments have been paid underthis Article, payments shall be made within 30 days after Participant's death to the beneficiary designated in writing by Participant. Participant shall have a continuing power to designate a new beneficiary in the event of his death at any time prior to his death by written instrument delivered by Participant to the CLC without the consent or approval of any person theretofore named as his beneficiary. In the event the designated beneficiary does not survive Participant, payment will be made to an alternate beneficiary designated in writing by Participant. If no such designation is in effect at the time of death of Participant, or if no person so designated shall survive Participant, payment shall be made to Participant's estate.

(b)   Payments made to Participant's designated beneficiary will be made at the times and in the amounts as if Participant were living based on Participant's elected form of distribution; provided, however, if payments are to be made to Participant's estate, payment will be made in a single sum.

6.4   So long as there is a balance in Participant's Account, the balance shall be credited with the calculated rate of return pursuant to Section 5.6. For any installment or other payment from the Account, the calculated rate of return shall accrue until the last business day as may be practicable prior to that payment to Participant or his beneficiary.

6.5   The CLC may determine, in its sole discretion, that the Total Amount Payable shall be paid to a Participant or his beneficiary in different amounts or at different times than provided under this Plan if, in the opinion of the CLC, it would be necessary as the result of a personal emergency or hardship which results in a severe and immediate financial burden to the Participant in which case payment shall be made only to the extent necessary to alleviate the Participant's hardship.

ARTICLE VII
ADMINISTRATION

7.1   Administration. The CLC shall have the discretionary authority and final right to interpret, construe and make benefit determinations (including eligibility and amount) under the Plan. The decisions of the CLC are final and conclusive for all purposes. If one or more members of the CLC are disqualified by personal interest from taking part in a particular decision, the remaining member or members of the CLC (although less than a quorum) shall have full authority to act on the matter. The CLC shall have authority to delegate specified duties and responsibilities to specific members of the CLC, other PPL Committees, or other PPL management employees.

Article VIII
Miscellaneous.

8.1   If the person to receive payment is a minor, or is deemed by the CLC or is adjudged to be legally incompetent, the payments shall be made to the duly appointed guardian or committee of such minor or incompetent, or they may be made to such person or persons who the CLC believes are caring for or supporting such minors or incompetents.

8.2   Nothing in this Plan shall confer any right on any Participant to continue in PPL's or in an Affiliated Company's employ or to receive compensation, nor shall anything in this Plan affect in any way the right of PPL or an Affiliated Company to terminate any Participant's employment at any time.

8.3   The expenses of administration hereunder shall be borne by PPL.

8.4   This Plan shall be construed, administered and enforced according to the laws of the Commonwealth of Pennsylvania.

8.5   All payments from this Plan to Participant or a beneficiary of such Participant shall be made from the general assets of, for Electric Employees, PPL Electric, and for Participants who are not Electric Employees, PPL (Non-Electric). Except as set forth in the PPL Employee Non-qualified Plans Trust of April 1, 2001, this Plan shall not require any Participating Company or an Affiliated Company to set aside, segregate, earmark, pay into trust or special account or otherwise restrict the use of its assets in the operation of the business. Participant shall have no greater right or status than as an unsecured general creditor of PPL Electric, if an Electric Employee, or PPL (Non-Electric) if not an Electric Employee, with respect to any amounts owed to Participant hereunder.

8.6   All payments to persons entitled to benefits hereunder shall be made to such persons and shall not be grantable, transferable, pledged or otherwise assignable in anticipation of payment thereof, or subject to attachment, alienation, garnishment, levy, execution or other legal or equitable process in whole or in part, by the voluntary or involuntary acts of any such persons, or by operation of law, and shall not be liable or taken for any obligation of such person. PPL will observe the terms of the Plan unless and until ordered to do otherwise by a state or federal court. As a condition of participation, a Participant agrees to hold PPL harmless from any claim that arises out of PPL's obeying any such order whether such order effects a judgment of such court or is issued to enforce a judgment or order of another court.

8.7   Participant's benefits under the Retirement Plan, the Savings Plan, the ESOP, group life insurance, accidental death and disability, short-term disability, long-term disability and other similar employee benefit plans maintained by PPL will be provided based on Cash Compensation to Participant.

Article IX
Termination or Amendment

9.1   Each Participating Company shall have the power to amend the Plan by or pursuant to action of its board of directors, but any such amendment to the Plan must be approved by PPL, and shall only apply to those Participants who are employees of the Participating Company authorizing the amendment. Any amendment that significantly affects the cost of the Plan or significantly alters the benefit design or eligibility requirements of the Plan shall be adopted by both PPL and any Participating Company whose employees are affected. In addition, the CLC may adopt any amendment that does not significantly affect the cost of the Plan or significantly alter the benefit design or eligibility requirements of the Plan. Each amendment to the Plan will be binding on the Participating Company to which it applies. No termination or amendment shall (without Participant's consent) alter: a) Participant's right to payments of amounts previously credited to Participant's Account, which amounts shall continue to earn interest as provided for herein as though termination or amendment had not been effected, b) the amount or times of payment of such amounts which have commenced prior to the effective date of such termination or amendment, or c) the rights set forth in Article VI to designate beneficiaries in the event of Participant's death.

Article X
Effective Date.

10.1   The effective date of this Plan is November 1, 2003.

          Executed this ______ day of______________________, 2003.

PPL SERVICES CORPORATION By:________________________________ Ronald Schwarz Vice President-Human Resources